Exhibit 10.D

REPLACEMENT GUARANTY

(New SLNG Service Agreement)

This GUARANTY (this "Guaranty") dated as of April 1, 2010, is made and entered into by Shell Oil Company, a Delaware Corporation ("Guarantor"), in favor of Southern LNG Company, L.L.C., a Delaware Limited Liability Company ("Counterparty").

GUARANTY.  Guarantor hereby irrevocably and unconditionally guarantees the timely performance by Shell NA LNG LLC ("Subsidiary") of all its obligations ("Obligations") to Counterparty pursuant to the Service Agreement SLNG 25 (“New SLNG Service Agreement”) dated as of October 5, 2007 (as amended, the "Agreement").  A copy of the Agreement is attached hereto as Exhibit A.  To the extent that Subsidiary shall fail to perform or pay any Obligation, Guarantor shall, within ten (10) days after receipt of notice from Counterparty of such failure, promptly pay, or cause Subsidiary to pay, to Counterparty the amount due.  This Guaranty shall constitute a guarantee of payment and not of collection.  This Guaranty shall be subject to the following:

Guarantor's liability hereunder shall be and is specifically limited to monetary payments expressly required to be made under the Agreement (even if such payments are deemed to be damages);

IN NO EVENT SHALL GUARANTOR BE SUBJECT HEREUNDER TO ANY CONSEQUENTIAL, EXEMPLARY, EQUITABLE, LOSS OF PROFITS, INCIDENTAL, PUNITIVE, TORT, OR ANY OTHER DAMAGES, COSTS, OR ATTORNEYS' FEES; AND

The aggregate amount covered by this Guaranty shall not exceed the Guaranty Limit ("Guaranty Limit"), which Guaranty Limit shall be the product of the reservation charge specified in the table below (“Reservation Charge”) multiplied by the relevant Guaranty Limit Multiplier.  All amounts are in currency of the United States of America.  The Guaranty Limit shall be reduced as set forth in the table below on certain anniversary dates of March 1, 2010. Each payment under this Guaranty shall be applied against the Guaranty Limit available in the year of the payment and in each subsequent year.  The Guaranty Limit in effect at the time that any claim is made under this Guaranty shall apply to such claim.

Year of Commercial Operations	Guaranty Limit Multiplier	Reservation Charge
1	*	$80,686,170
2 thru 3	*	$93,576,145
4 thru 7	*	$90,054,625
8 thru 18	*	$90,054,625
19 thru 25	*	$90,054,625

* Omitted pursuant to a confidential treatment request.  Such material has been separately filed with the SEC.

TERM.  This Guaranty shall remain in full force and effect until the earlier of the expiration or termination of the Agreement, or July 31, 2035; provided, however, such date of July 31, 2035 shall be extended for five (5) years until July 31, 2040, for the Guarantee Limit specified above for year 25, in the event Subsidiary elects to extend the Primary Term for an additional five (5) years as set forth in footnote (4) to Exhibit "A" in the Agreement (the "Guaranty Termination Date").  No termination shall affect, release or discharge any obligations already incurred by Guarantor under this Guaranty at the time of the notice of the termination.  Upon the occurrence of the Guaranty Termination Date, Counterparty shall promptly execute and deliver to Guarantor a release in substantially the form attached hereto as Exhibit B.

WAIVERS.  Guarantor hereby waives (i) except as to applicable statutes of limitation, lack of diligence in the exercise of or failure to exercise any rights hereunder, (ii) any right to require that any action or proceeding be brought against Subsidiary or any other person or to require that Counterparty seek enforcement of any performance against Subsidiary or any other person prior to any action against Guarantor under the terms hereof, or (iii) any requirement that Counterparty file any claim relating to the Obligations owing to it in the event that Subsidiary becomes subject to a bankruptcy, reorganization, or similar proceeding and any failure by Counterparty to so file.

NATURE OF GUARANTY.  This Guaranty shall remain in full force and effect without regard to and shall not be impaired by: (i) any change in ownership of Subsidiary; (ii) any merger or consolidation of Subsidiary or Guarantor or any sale or transfer of all or substantially all of the assets of Subsidiary or Guarantor; (iii) any bankruptcy, insolvency, reorganization, arrangement, readjustment, liquidation of or similar occurrence with respect to Subsidiary or any rejection or disallowance of any of the Obligations in connection with the commencement by or against Subsidiary of any case or proceeding relating to bankruptcy, insolvency, reorganization, winding up, liquidation, dissolution, or composition on adjustment of debt; or (iv) any modification, supplement or amendment to the Obligations or any waiver of any right with respect thereto.

REPRESENTATIONS.  Guarantor is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The execution, delivery and performance of this Guaranty have been duly authorized by all necessary action on the part of Guarantor.  This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms (except that enforcement may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting the enforcement of creditors' rights generally and general principles of equity, whether considered in a proceeding in equity or at law).

NOTICE.  Any payment demand, notice, request, instruction, correspondence or other document to be given hereunder (herein collectively called "Notice") shall be in writing and delivered personally or mailed by certified mail, postage prepaid and return receipt requested, or by facsimile, to Guarantor at its address set forth below or to Counterparty at the most recently available address of Counterparty in the books and records of Guarantor.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by facsimile shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours.  Any party may change any address to which Notice is to be given to such party by giving Notice thereof as provided above.

MISCELLANEOUS.  Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.  This Guaranty embodies the entire agreement of the Parties, and supersedes all prior agreements and understandings of the Parties, with respect to the subject matter hereof.  Guarantor reserves to itself all rights, setoffs, counterclaims and other defenses to which Subsidiary or any other affiliate of Guarantor is or may be entitled in connection with the Obligations or otherwise, except for defenses arising out of the bankruptcy, insolvency, dissolution or liquidation of Subsidiary.  THIS GUARANTY SHALL BE IN ALL RESPECTS GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

Upon termination of this Guaranty, Counterparty shall execute a release of the Guarantor from its obligations hereunder substantially in the form and substance of Exhibit B hereto.

Address for Notices:

	Shell Oil Company	Shell Oil Company

By:	/s/ Claudia Kroeger	910 Louisiana Street
Suite 2268B
Name:	Claudia Kroeger	Houston, Texas 77002
Title:	Treasurer	Attn: Treasurer
Facsimile: 713-241-8481

AND

Shell NA LNG LLC 910 Fannin, 6th Floor Houston, TX 77010 Attn: Director, LNG Terminal Operations Facsimile: 713-265-1742

Exhibit A
to the Replacement Guaranty

Service Agreement SLNG -25

SERVICE AGREEMENT

UNDER RATE SCHEDULE LNG-3

THIS AGREEMENT entered into this 5th day o f October 2007 by and between Southern LNG Inc. (Southern LNG) and Shell NA LNG LLC (Customer).
WITNESSETH:

WHEREAS, Southern LNG has undertaken to provide service for the firm receipt, storage, vaporization of LNG and delivery of vaporized LNG (Terminal Service) under Part 284 of the Federal Energy Regulatory Commission’s (Commission)  Regulations at its Elba Island LNG Terminal in Chatham County, Georgia ("Elba Island Terminal”);

WHEREAS, Customer has requested Terminal Service pursuant to rate Schedule LNG-3 ("the Firm Rate Schedule") and has submitted to southern LNG a request for such service in compliance with section 7 of the Firs Rate Schedule;

WHEREAS, Southern LNG agrees to render Terminal Service to Customer  pursuant to the provisions of the Firm Rate Schedule, this Agreement, and the Commission’s Regulations; and

WHEREAS, Customer may acquire, from time to time, released firm capacity under Section 16 of the General Terms and Conditions (GT&C) of Company’s FERC Gas Tariff (tariff).
ARTICLE I

QUANTITY OF SERVICE

Subject to the terms and provisions of the agreement; and the Firm Rate Schedule, and the GT&C of Southern LNG's Tariff, as amended from time to time, Southern LNG agrees to receive LNG from Customer pursuant to Article II, store LNG, and deliver vaporized LNG to Customer or for Customer’s account, as follows:

1.1.1.1	Southern LNG shall store LNG for Customer’s account up to the Maximum Storage Quantity (MSQ) set forth on Exhibit A hereto and any effective addendum.

1.2
Southern LNG shall deliver a volume of vaporized LNG net of fuel, as provided in GT&C § 24.1, to Customer at the Delivery Point. Southern LNG's obligation to withdraw LNG from Storage for delivery the Delivery Point on any day is limited to the available Maximum Daily Vaporization Quantity (MDVQ) specified on Exhibit A or any effective Addendum hereto and Shipper's LNG Balance, as defined in the Firm Rate Schedule.

1.3
If Customer is the successful bidder on released firm capacity under Section 16 of Southern LNG’s GT&C, Southern LNG will promptly finalize by means of SoNet the appropriate Addendum to this Agreement in the format attached hereto.  Upon the finalization of an Addendum, subject to the terms, conditions and limitation hereof and the Firm Rate Schedule, Southern LNG agrees to provide the released Firm Service to Customer under the Firm Rate Schedule, the GT&C thereto, and this Agreement.

ARTICLE II

CONDITIONS OF SERVICE

2.1
It is recognized that the Terminal Service hereunder is provided on a firm basis pursuant to, in accordance with and subject to the provisions of the Firm Rate Schedule, and the GT&C thereto, which are contained in Southern LNG’s FERC Gas Tariff, as in effect from time to time, and which are hereby incorporated by reference.  In the event of any conflict between this Agreement and the Firm Rate Schedule, the terms of the Agreement shall govern as to the point of conflict.  Any limitation of Terminal Service hereunder shall be in accordance with the priorities set out in Southern LNG’s Tariff.

2.2
This Agreement shall be subject to all provisions of the GT&C specifically made applicable to the Firm Rate Schedule, as such conditions may be revised from time to time.  Unless Customer requests otherwise, Southern LNG shall provide to customer the filings Southern LNG makes at the Commission of such provisions of the GT&C or other matters relating to the Firm Rate Schedule.

2.3	Southern LNG shall have the right to discontinue service under this Agreement in accordance with Section 13.3 of the GT&C contained in Southern LNG’s Tariff.

2.4
The Parties hereto agree that neither party shall be liable to the other party for any special, indirect, or consequential damages (including, without limitation, loss of profits, business interruptions, or demurrage) arising out of or in any manner related to this Agreement or the Terminal Service provided hereunder.

2.5
This Agreement is subject to the provision of Part 284 of the Commission’s Regulations.  Upon termination of this Agreement, Southern LNG and Customer shall be relieved of further obligation to the other party except to complete the Terminal Service underway on the day of termination, to comply with the provisions of Section 10 of Rate Schedule LNG-1 with respect to any of Customer’s LNG upon termination of this Agreement, to render reports, to make payment for service rendered and to release and indemnify the other party as provided in the tariff.

2.6	If requested by Customer, deliveries shall occur at a pressure not less than the Terminal Outlet Pressure shown on Exhibit “A” hereto at the Elba Island Terminal outlet.

ARTICLE III

NOTICES

3.1
Notices hereunder shall be given pursuant to the provisions of Section 14 of the GT&C to the respective party at the applicable address, telephone number, facsimile machine number or e-mail addresses stated below or such other addresses, telephone numbers, facsimile machine numbers or e-mails address as the parties shall respectively hereafter designate in writing from time to time:

Company:  Notices and General Correspondence
Southern LNG Inc.
Post Office Box 2563
Birmingham, Alabama 35202-2563
Attention: Customer Services Department
Telephone No.: (205) 325-3854
Facsimile Machine No.: (205) 236-2038

Vessel Scheduling and Arrival Notices E-mail Address: ElbaOperations@ElPaso.com

Dispatching Notices – Nominations/Confirmations

Name/Dept: Customer Service Department
Telephone No.: (205) 325-7638
Facsimile Machine No.: (205) 325-2038

Dispatching Notices – OFOs/Capacity Allocation

Name/Dept: Customer Service Department
Telephone No.: (205) 325-3854
Facsimile Machine No.: (205) 325-2038

Emergencies and 24-Hour Dispatching Contact

Name: Control Room Telephone No.: (912) 944-3800
Facsimile Machine No.:	Facsimile Machine No.: (912) 944-3860

(1)	Alternative Contacts: ________________________________ ________________________________

(2) Customer: (1) (2)
Alternative Contacts:
________________________________
________________________________

E-Mail Addresses:                                           (1) ElbaOperations@ElPaso.com
                   (2) ________________________

Text Pager ID: ______________________________________

Payments
Southern LNG Inc.
Post Office Box 102502
68 Annex
Atlanta, Georgia  30368

Notices and General Correspondence
Director – Elba Island
41st Floor, 910 Louisiana
Houston, Texas 77002
Telephone No.: (713) 241-4358
Facsimile Machine No.:  (713) 265-5553

Dispatching Notices – Nomination/Confirmations

Name/Dept:     Director – Elba Island
Telephone No.: 713-241-4358
Facsimile Machine No.:     713-265-5553
Email:  Orlando.Alvarado@shell.com

Dispatching Notices – OFOs/Capacity Allocations

Name/Dept:      Director – Elba Island
Telephone No.:  713-241-4358
Facsimile Machine No.:   713-265-5553

Alternative Contacts:
Christi Yurttas
Telephone No.: 713-241-3418

Alternative Contacts:
Bob Harp
Telephone No.: 713-241-3419

E-Mail Addresses:  (1) Christi.Yurttas@shell.com
           (2) bob.Harp@shell.com
Text Pager ID: ___________________________________

Invoices
Director – Elba Island
Shell NA LNG LLC
41st Floor, 910 Louisiana, Houston, Texas 77002

ARTICLE IV

TERM

This Agreement shall be effective as of the date hereof and service under this Agreement shall commence on the date of the vaporization facilities associated with the Elba III Expansion Project are placed in service and shall remain in full force and effect until the twenty-fifth (25th) anniversary of the date of the LNG storage facilities associated with Phase A of the Elba III Expansion Project were placed in-service (“Primary Term”), and every two (2) years thereafter (Evergreen Extension”), subject to termination by either party upon written notice to the other at least two (2) years’ prior to the end of the Primary Term or Evergreen Extension thereto; provided, however, Customer may elect to extend the Primary Term for an additional five (5) years (“primary Term Extension”) if it gives written notice to Southern LNG prior to Southern LNG posting the capacity for bid under Section 15 of the General Terms and Conditions to Southern LNG’s Tariff, but in no event later than the end of the Primary Term in the event Southern LNG does not make such posting.

ARTICLE V

REMUNERATION

1.           Customer shall pay Southern LNG for service rendered hereunder in accordance with the Agreement, including any discounted or negotiated rate exhibit applicable hereto, the Firm Rate Scheduled and the applicable provisions of the GT&C of Sothern LNG’s Tariff as filed with the Commission, and as the same may be amended or superseded from time to time.  Such Rate Schedule and GT&C are by this reference made a part hereof.

2.           Unless agreed otherwise in writing, Southern LNG shall have the unilateral right to propose, file, and make effective with the Commission, or other regulatory authority having jurisdiction, changes and revision to the rates and rate design propose pursuant to Section 4 of the Natural Gas Act, or to propose, file, and make effective superseding rates or rate schedules, for the purposes of changing the rates, charges, rate design, terms, and conditions fo service and other provisions thereof effective as to Customer; provided, however, that the (i) firm character of service, (ii) term of agreement (as set forth in Article III abover), (iii) quantities, and (iv) point of receipt and delivery shall not be subject to unilateral change under this paragraph.  Unless agreed otherwise in writing, Customer shall have the right to file with the Commission or other regulatory authority in opposition to any such filings or proposals by Southern LNG.  This agreement does not, however, alter, pre-existing rights under Section 5 of the Natural Gas Act.

ARTICLE VI

MISCELLANEOUS

1. The subject headings of the Articles of this agreement are inserted for the purpose of convenient reference and are not intended to be a part of this agreement nor to be considered in the interpretation of the same.

2. (If applicable)  This agreement supersedes and cancels as of the effective date hereof the following Services Agreements between the parties hereto:

___N/A______________

3. No waiver by either part of any one or more defaults by the other n the performance of any provisions of this agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

4. This agreement shall be interpreted, performed, and enforced in accordance with the laws of the State of Georgia, without regard to rules for conflicts of law that would result in the application of other law.

5. This agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

6. This agreement (and Southern LNG’s Tariff incorporated herein) constitutes a completely integrated agreement that supersedes all prior or contemporaneous agreements and negotiations.  No amendment will modify the terms of this agreement unless executed by both Customer and Southern LNG.

7. This Agreement is subject to all present and future valid laws and orders, rules, and regulations of any regulatory body of the federal and state government having or asserting jurisdiction herein.  After the execution of this Agreement for firm storage capacity from Southern LNG, each party shall make and diligently prosecute, all necessary filings with federal or other governmental bodies, or both, as may be required for the initiation and continuation of the storage service which is the subject of his Agreement. Each party shall have the right to seek such governmental authorizations, as it deems necessary, including the right to prosecute its request or applications for such authorization the manner it deems appropriate. Upon either part’s requests, the other party shall timely provide or cause to be provided to the requesting party such information and material not within the requesting party’s control and /or possession that may be required for such filings.  Each party shall promptly inform the other party of any changes in the representations made by such party herein and/or in the information provided pursuant to this paragraph.  Each party shall promptly provide the other party with a copy of all filings, notices, approvals, and authorizations in the course of the prosecution of its filings.

8. The exhibits and any addendum attached to this agreement constitute a part of this Agreement and are incorporated herein.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed and sealed by their respective officers or representatives thereunder duly authorized on any day and year above written.

SOUTHERN LNG INC.

By: /s/ Norman G. Holmes
Its:  Senior Vice President and Chief Commercial Officer

SHELL NA LNG LLC

By: /s/ Michael Cathey
Its: Vice President Strategy & Development

EXHIBIT A

            Rate          MSQ             MDVQ            Primary             PT End           PT Term       Evergreen       Evergreen Term

Storage Point    Schedule   (Mcf) (1)        (Mcf) (2)        Term ("PT”)            Date              Notice            Period          Notice       Outlet

                                           Pressure

              LNG-3                                             Start Date

Southern LNG’s marine      4,220,000      405,000         3/1/2010(3)       9/1/2035(4)   730 days       2 yr         730 days       1200

Terminal facilities located                                                                                                                                              psig

On Elba Island in Chatham

County, Georgia

(1)	The volume available for receipt by Southern LNG shall be subject to adjustment each day based on Customer’s LNG Balance, as set forth in Rate Schedule LNG-3

(2)	The volume available for delivery by Southern LNG may be subject to adjustment each day, as set forth in Rate Schedule LNG-3

(3)	The actual Start date of the Primary Term of this agreement shall be the date the vaporization facilities associated with Phase A of the Elba III project in docket No. CP06-470 are placed in service.

(4)
The actual End Date of the Primary Term of this agreement shall be the twenty fifth (25th) anniversary of the date the storage facilities associated with Phase A of the Elba III Project were placed in-service.  Customer may elect to extend the Primary Term for an additional five (5) years (“Primary Term Extension”) if it gives written notice to Southern LNG prior to Southern LNG posting the capacity for bid under Section 15 of the General Terms and Conditions of Southern LNG’s Tariff, but in no event later than the end of the Primary Term in the event Southern LNG does not make such posting.

Effective Date:                           October 5, 2007

/s/ Michael Cathey	/s/ Norman G. Holmes
SHELL NA LNG LLC	SOUTHERN LNG INC.
Vice President Strategy & Development	Senior Vice President and Chief Commercial Officer

EXHIBIT B

CUSTOMER’S VESSEL INFORMATION

Customer:__________________________________________________

LNG Tanker(s)		Register		LNG Cargo	LNG Tanker
Name(s)	Register	Number	Flag	Capacity (Mcf)	Owner/Operator/Manager

EXHIBIT F

Negotiated Rate Agreement

This Exhibit F is entered into pursuant to the authorization in Section 25.4 of the General Terms and Conditions of SOUTHERN LNG's FERC Gas Tariff. The negotiated rate set forth under this Exhibit F shall remain in full force and effect for the Primary Term, and, as applicable, the Primary Term Extension of the Service Agreement hereto as described above in Exhibit A.

Customer and Southern LNG hereby agree that the right of first refusal set forth in Section 15 of the General Terms and Conditions of the Tariff does apply to the service subject to this Exhibit F.

Customer agrees to pay a negotiated rate as follows for firm terminal service provided under the terms of this Service Agreement and Rate Schedule LNG-3 of Southern LNG's Tariff:

1.a. During the period from the date that the storage facilities associated with Phase A of the Elba III Project are ready for service to the date that the storage facilities associated with Phase B of the Elba III Project are ready for service, but in no event later than December 32, 2013, Customer shall pay to Southern LNG a daily rate of $256,373.00, inclusive of any and all commodity charges and surcharges and other charges and fees, except for 1) fuel, 2) LAUF, and 3) any commodity charges applicable to quantities delivered in excess of Customers MDVQ.

1.b. For billing purposes, Customer's reservation charge in a month applicable to the period set forth above in Section 1.a. shall be calculated by using a rate of $0.62 multiplied by the product of Customer's MDVQ and 1.021 and the number of days in the applicable month less the sum of the monthly charges associated with any and all commodity charges and any and all surcharges which shall be billed to Customer at the applicable tariff rate under Rate Schedule LNG-3.  In the event of any conflict between this paragraph 1.b and the terms of paragraph 1.a above, the terms of paragraph 1.a shall govern.

2.a. During the period from the Start Date set forth above in Exhibit A to the date that the storage facilities associated with Phase A of the Elba III Project are ready for service, Customer shall pay to Southern LNG a daily rate of $171,617, inclusive of any and all commodity charges and surcharges and other charges and fees except for 1) fuel, 2) LAUF, and 3) any commodity charges applicable to quantities delivered in excess of Customer’s MDVQ.

2b. For billing purposes, Customer's reservation charge applicable to the period set forth above in Section 2.a. shall be calculated by using a rate of $0.4150 multiplied by the product of Customer's MDVQ and 1.021 and the number of days in the applicable month less the sum of the monthly charges associated with any and all commodity charges and any and all surcharges which shall be billed to Customer at the applicable tariff rate under Rate Schedule LNG-3. In the event of any conflict between this paragraph 2.b and the terms of paragraph 2.a above, the terms of paragraph 2.a shall govern.

3.a. From the date that the storage facilities associated with Phase B of the Elba III Project are ready for service, but in no event later than December 31, 222013, to the end of the Primary Term set forth above in Exhibit "A", Customer shall pay to Southern LNG a daily rate of $246,725, inclusive of any and all commodity charges and surcharges and other charges and fees except for 1) fuel, 2) LAUF, and 3) any commodity charges applicable to quantities delivered in excess of Customer’s MDVQ.

 3.b. For billing purposes, Customer's reservation charge set forth above shall be calculated by using a rate of $0.5967 multiplied by the product of Customer's MDVQ and 1.021 and the number of days in the applicable month less the sum of the monthly charges associated with any and all commodity charges and any and all surcharges which shall be billed to Customer at the applicable tariff rate under Rate Schedule LNG-3. In the event of any conflict between this paragraph 3.b and the terms of paragraph 3.a above, the terms of paragraph 3.a shall govern.

4. LAUF and Fuel charges shall be assessed hereunder at the applicable tariff rate under Rate Schedule LNG-3 and shall not be included in the daily rate set forth above in paragraphs 1, 2 or 3.

5. Any charges or surcharges associated with any quantities taken above the applicable MSQ or MDVQ shall be assessed in accordance with Southern LNG's Tariff and not included in the daily rate set forth above in paragraphs 1, 2 or 3.

Customer and Southern LNG hereby agree that, notwithstanding Customer's selection of the Buyout Election under Section 4.5.2 of Rate Schedule LNG-3 for the MDQ and MDVQ to which this Exhibit F applies, during the period of an SLNG Force Majeure (as defined in Section 4.5.1(a)(ii) of Rate Schedule LNG-3), this negotiated rate shall be credited in accordance with the terms of Section 4.5.1 of Rate Schedule LNG-3 in the event Customer has not terminated this Service Agreement under its Buyout Election pursuant to 8.6(b)(1)(C) or 8.6(b)(2)(B) of the General Terms and Conditions to SLNG's Tariff.

Customer and Southern LNG agree that neither Party shall take any steps nor actions during the term of this Negotiated Rate Agreement to change, adjust or terminate this Negotiated Rate.  Except as provided herein, Customer shall have the right to intervene, protest and fully participate in proceedings involving the recourse rates, Tariff and services of Company.

Customer shall not, directly or indirectly, take a position in a Company proceeding at FERC that any revenue generated from the Negotiated Rate hereunder in excess of the recourse rate should be either credited to Company’s recourse rate shippers under any rate schedule.

In the event of a material breach by Customer of the covenants above in a FERC proceeding dealing exclusively with Company, Customer may be responsible for consequential or special damages up to the lost revenue caused by the material breach.

In the event of a material breach by Company of the covenants above, Company shall refund to Customer such amounts improperly credited, together with interest thereon at the FERC Refund Rate.

Southern LNG agrees not to (a) modify its agreement with the other existing Firm Shipper at the Elba Island Terminal in any manner that would negatively impact Customer or the terms, conditions, or rates of the services to be provided to Customer in connection with this Service Agreement or (b) offer to any third party (including the other existing Firm Shipper) rates or terms or conditions of service that are better than those provided or to be provided to Customer without offering such rates or terms or conditions of service to Customer; provided, however, the other existing Firm Shipper's negotiated rate as reflected in Southern LNG’s application filed in Docket No. CP06-470-000, et al., shall not be considered to negatively impact Customer as provided in (a) above or to be better than the rates, terms or conditions of service provided to Customer as provided in (b) above, regardless of any increases or decreases in the other existing Firm Shipper's rates under said shipper's negotiated rate agreement provided that the terms of such negotiated rate agreement have not been amended or changed.

Accepted and agreed to this 5th day of October, 2007

/s/ Michael Cathey	/s/ Norman G. Holmes
SHELL NA LNG LLC	Southern LNG Inc.
Vice President Strategy & Development	Senior Vice President and Chief Commercial Officer

Exhibit B
to the Replacement Guaranty

Form of Release

[Date]

[Address]

Dear Sir/Madam:

Re:  Termination of Guaranty

Southern LNG Company, L.L.C. (the "Company"), hereby releases Shell Oil Company (the “Guarantor”) from any and all obligations as Guarantor arising under the Guaranty dated as of April 1, 2010, provided by Guarantor on behalf of Shell NA LNG LLC, for the benefit of the Company.

Southern LNG Company, L.L.C.

By:
Name:
Title: